Exhibit 99.1

FOR IMMEDIATE RELEASE Contacts: Morris S. Young Chief Executive Officer (510) 683-5900

Leslie Green

Green Communications Consulting, LLC

(650) 312-9060

AXT, Inc. Announces CFO Management Change

FREMONT, Calif., August 20, 2009 — AXT, Inc. (NasdaqGM: AXTI), a leading manufacturer of compound semiconductor substrates, today announced that Wilson W. Cheung has resigned as chief financial officer and corporate secretary effective August 28, 2009.  Following a brief transition, Mr. Cheung will join a technology company listed on the AIM market of the London Stock Exchange as chief financial officer.  Raymond A. Low, vice president and corporate controller, has been appointed acting chief financial officer reporting to Dr. Morris S. Young, chief executive officer.

“The Board of Directors and I would like to thank Wilson for his many contributions to AXT over the past five years,” said Morris S. Young, chief executive officer.  “He has been a valuable member of the AXT management team and we wish him well in his new opportunity.”

“I have truly enjoyed my experience with AXT on both a professional and personal level,” said Cheung. “While my career path is taking me to a new challenge, I believe that AXT is well-positioned to capitalize on the numerous opportunities in the compound semiconductor market, with unique competitive differentiators and a clear commitment to quality and service.  Further, our finance team is very strong and I have every confidence that this will be a smooth transition.”

Raymond A. Low, who will serve as acting chief financial officer, joined AXT as corporate controller in February 2005 and was promoted to vice president, corporate controller in July 2006. Prior to joining AXT, Low was an independent Sarbanes Oxley consultant.  From May 2002 to June 2004, he was corporate controller of Therasense, Inc. (now Abbott Laboratories), a publicly traded manufacturer of blood glucose monitors.  From April 2000 to May 2002, he was corporate controller of RStar Networks Inc, a publicly traded internet service provider.  From April 1998 to April 2000, Low was director of accounting for AT&T.  He spent three years in public accounting with BDO Seidman in San Francisco, and three years in public accounting with Deloitte & Touche in South Africa.  Low is a California certified public accountant, and a member of the California Society of CPAs.  He is a past member of the chartered institute of management accountants in the United Kingdom.  Low has an M.B.A. degree from Chadwick University, Alabama, a Bachelor of Accounting Science Honors degree from the University of South Africa, and a Bachelor of Commerce degree from Rhodes University, South Africa.

AXT, Inc. 4281 Technology Drive Fremont, CA 94538 Tel: 510.683.5900 Fax: 510.353.0668 www.axt.com.

About AXT, Inc.

AXT designs, develops, manufactures and distributes high-performance compound and single element semiconductor substrates comprising gallium arsenide (GaAs), indium phosphide (InP) and germanium (Ge) through its manufacturing facilities in Beijing, China. In addition, AXT maintains its sales, administration and customer service functions at its headquarters in Fremont, California. The company’s substrate products are used primarily in lighting display applications, wireless communications, and fiber optic communications. In addition to our manufacturing facilities in China, we have invested in five joint ventures producing raw materials. For more information, see AXT’s website at http://www.axt.com.

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